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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

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                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4) *

                                  -------------

                         JUNIATA VALLEY FINANCIAL CORP.

                               VOTING COMMON STOCK

                                    482016102

                                December 31, 2002

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           X    RULE 13D-1(B)
         -----
                RULE 13D-1(C)
         -----
                RULE 13D-1(D)
         -----

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 482016102
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     1.    NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           The Juniata Valley Bank - Trust Dept.
           23-0741266
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     2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS).
           Not applicable.
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     3.    SEC Use Only
                        --------------------------------------------------
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     4.    CITIZENSHIP OR PLACE OF ORGANIZATION.
           Pennsylvania

NUMBER OF        5.     SOLE VOTING POWER            151,928.2376
SHARES BENE-     ---------------------------------------------------------------
FICIALLY         6.     SHARED VOTING POWER             1,542,000
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.     SOLE DISPOSITIVE POWER       151,928.2376
PERSON WITH      ---------------------------------------------------------------
                 8.     SHARED DISPOSITIVE POWER        1,542,000
                 ---------------------------------------------------------------
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     9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            153,470.2376
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    10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           Not Applicable
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    11.    PERCENT OF CLASS REPRESENTED BY AMOUNT OF ROW (9)  6.57%
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    12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  BK
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                                PAGE 2 OF 3 PAGES

ITEM 1.
           (A) NAME OF ISSUER. Juniata Valley Financial Corp.
           (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  Bridge and Main Streets, Mifflintown, PA  17059

ITEM 2.
           (A) NAME OF PERSON FILING. See Row 1, page 2 of Cover Page
           (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE.
                  Bridge and Main Streets, Mifflintown PA 17059
           (C) CITIZENSHIP.     See Row 4, page 2 of Cover Page
           (D) TITLE OF CLASS OF SECURITIES.     Voting common stock
           (E) CUSIP NUMBER.     482016102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C) CHECK WHETHER PERSON FILING IS A:
           (B) X BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT (15U.S.C. 78C).
              ---
ITEM 4.    OWNERSHIP. See rows 5 through 11 of page 2 of Cover Page

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY OR CONTROL PERSON. Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.  Not Applicable

ITEM 10.   CERTIFICATION.
           (A) BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                   FEBRUARY 7, 2003
                                   ----------------
                                         DATE

                                   /S/ LINDA L. ENGLE
                                   ------------------
                                       SIGNATURE

                                   LINDA L. ENGLE, EXECUTIVE VICE PRESIDENT AND
                                   CHIEF FINANCIAL OFFICER OF
                                   THE JUNIATA VALLEY BANK

                               PAGE 3 OF 3 PAGES